Exhibit 10.37

Dear Baoting Sun,

We herein confirm our agreement with you as follows:

1.
Etech International, Inc. (hereinafter referred to as "we" or the "EH") hereby engage Fortune Badge Limited (hereinafter collectively referred to as "you" or the "Fortune Badge"] as Ell's consultant to assist EII and Ell's consulting client, Harbin Mege Union (HK) International Group and its related holding entities and joint venture affiliates (hereinafter together collectively referred as the "Company"), to accomplish the reverse take-over transaction (the "RTO") for the Company for a period of 12 month.

2.	Fortune Badge accepts the engagement described in the preceding paragraph and agrees to assist Company with:

	a.	Assist EH to complete the in-China legal, industry, business feasibility due diligence of Company;

	b.	Assist EH to complete in-China financial due diligence of Company;

	c.	Assist EH to complete the personal & business background checks for Company*s major shareholders, and management and Company itself;

3.	The terms and conditions set forth herein shall be and remain in effect for a period of twelve (12) months from the date that the agreement signed (the "Sign Date") by EII and Fortune Badge and is terminable by either party, with or without cause, upon ten (10) day written notice to the other.

4.	Fortune Badge agrees to include EH in all communications (electronic, written, verbal, etc.) with the Company (including but hot limited to its management, employee, officers, and outside consulted and hired professionals).

5.	In consideration of the services to be provided by Fortune Badge under the agreement set forth herein, concurrently with the consummation of the PIPE, Fortune Badge will receive;

	a.	Two percent (2%) of the total number of shares of the Company's publicly traded parent company following the RTO.

6.	All notices or communications relating to the agreement set forth herein shall be in writing. If send to Fortune Badge, such notices and communications shall be mailed, delivered or telegraphed and confirmed to Fortune Badge at the following address:

No. 588 Maodian Rd,, Liantang Industrial
Park Qmgpu District, Shanghai, China

If sent to EII, such notices and communications shall be mailed, delivered or telegraphed and confirmed to EII at the following address;

800 E. Colorado Blvd., Suite 100
Pasadena, CA 91101

EII may change its address for receiving notices by giving written notice to Fortune Badge. Fortune Badge may change its address for receiving notices by giving written notice to EII.

Please confirm that the foregoing correctly sets forth out understanding by signing the enclosed duplicate of this letter where indicated below and return to us, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

Etech International Inc.